EXHIBIT 3.1
Delaware
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “STEM, INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JUNE, A.D. 2025, AT
4 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-THIRD DAY OF JUNE, A.D. 2025 AT 12:01 O'CLOCK A.M.

7126078 8100    Authentication: 203935321
SR# 20253035843    Date: 06-12-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:13 AM 6/11/2025
FILED 04:00 PM 06/11/2025
SR 20253035843 - File Number 7126078

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF STEM, INC.
Stem, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

1.The current name of the Corporation is Stem, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law on October 29, 2018 under the name Roaring Fork Acquisition Corp.
2.The Corporation's Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 28, 2021 (the "Certificate of Incorporation").
3.The amendments to the Certificate of Incorporation set forth in this Certificate of Amendment were duly authorized and adopted in accordance with Section 242 of the General Corporation Law.
4.The amendments to the existing Certificate of Incorporation being effected hereby are to amend and restate in its entirety Section 4.1 of Article N of the Certificate of Incorporation to read as follows:
"Section 4.1 Authorized Stock.
(a)Authorized Stock. The total number of shares that the Corporation shall have authority to issue is 251,000,000 shares, of which 250,000,000 shares shall be designated as common stock, par value $0.0001 per share (the "Common Stock"), and 1,000,000 shares shall be designated as preferred stock, par value $0.0001 per share (the "Preferred Stock") -
(b)Reverse Stock Split. Effective as of 12:01 a.m. Eastern Time on Monday, June 23, 2025 (the "Effective Time"), each 20 shares of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (without interest and subject to withholding taxes, as applicable) equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the closing price of Common Stock on the New York Stock Exchange on the first business day immediately preceding the Effective Time (as adjusted in good faith

EXHIBIT 3.1
by the Corporation to account for the reverse stock split ratio). The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above."
5.This Certificate of Amendment to the Certificate oflncorporation shall be effective as of 12:01 a.m. Eastern Time on June 23, 2025.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate oflncorporation to be signed by its Chief Legal Officer and Secretary this 11th day of June, 2025.
By: Isl Saul R. Laureles Saul R. Laureles
Chief Legal Officer and Secretary